EXHIBIT 10.1

Amendment Number 2 to

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

James J. Bryja

THIS AMENDMENT, is made effective as of June 18, 2007, by and between Foundation Coal Corporation, a Delaware corporation (the “Company”) and (“Executive”).

WHEREAS, the Company and Executive previously entered into an Amended and Restated Employment Agreement, dated March 13, 2006 (the “Employment Agreement”); and

WHEREAS, the Company and Executive previously entered into Amendment Number 1, dated January 3, 2007, to the Employment Agreement (the “Amendment Number 1”); and

WHEREAS, the Nominating and Corporate Governance Committee of the Board of Directors (“Nominating Committee”) has developed a Chief Executive Officer (the “CEO”) development plan for the development of a succession candidate for the position of CEO and other key organization changes; and

WHEREAS, the Compensation Committee of the Board of Directors of the Company (“Compensation Committee”) has sought the services of its independent compensation consultant regarding the appropriate executive compensation package for the CEO succession candidate and other key management; and

WHEREAS, the Compensation Committee has reviewed the information provided by its independent compensation consultant and has determined it would be in the best interest of the Company and its Stockholders to further amend the Employment Agreement to revise the title and base salary of the Executive.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, the parties agree as follows:

Section 2. Position. The first two sentences of Section 2 shall be revised to read as follows:

During the Employment Term, Executive shall serve as the Company’s Senior Vice President, Operations. In such position, the Executive shall report directly to the Chief Executive Officer (“CEO”) of the Company, or such executive officer who is at the time a succession candidate for the CEO position, and shall have such duties and authority as shall be determined from time to time by the CEO or such succession candidate.

Section 3. Base Salary. During the Employment Term, the Company shall pay Executive a base salary at the annual rate of $325,000.

Except as otherwise noted in this Amendment Number 2, all other terms and conditions of the Employment Agreement remain as originally written. In the event of any inconsistency between the terms of this Amendment Number 2 and the terms of the Employment Agreement, the terms of this Amendment Number 2 shall be controlling.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

FOUNDATION COAL CORPORATION		JAMES J. BRYJA

	/s/ Michael R. Peelish	/s/ James J. Bryja
By:	Michael R. Peelish
Title:	SVP Safety and Human Resources

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